                                                                  Exhibit 3(15)



                     DYNAMIC DIGITAL DEPTH AUSTRALIA PTY LTD
                                (ACN 060 154 949)
                                 ("the Company")

                                     - and -

                                  AiCube Co LTD
                               ("the Consultant")

                                     - and -

                                  KOJI FUKUHARA
                                     ("KF")

                          ------------------------------
                              CONSULTANCY AGREEMENT
                          ------------------------------

                                Solomon Brothers
                                Solicitors
                                Level 40
                                Exchange Plaza
                                2 The Esplanade
                                PERTH WA 6000

                                Tel: 9221 5888
                                Fax: 9221 5955
                                Ref: PFF/6489680

                              CONSULTANCY AGREEMENT




THIS AGREEMENT is made the 14 day of June                                 1999


BETWEEN:

DYNAMIC DIGITAL DEPTH AUSTRALIA PTY LTD (ACN 060 154 949) a company incorporated in Western Australia of 8 Brodie Hall Drive, Technology Park, Bentley 6102 in the State of Western Australia (hereinafter referred to as "the Company") of the first part

- and -

AiCube Co LTD of 5F Soei Building, 2-12-11 Minato Chuo Ku, Tokyo 104-0043, Japan ("the Consultant") of the second part

- and -

KOJI FUKUHARA of 5F Soei Building, 2-12-11 Minato Chuo Ku, Tokyo 104-0043, Japan CKF") of the third part

RECITALS:


A. The Company carries on the business of research, development, marketing and licensing of innovative technology for 3D display systems, 2D - 3D conversion and transmission systems and related technologies ("the 3D Systems") (such business is herein referred to as "the Business") and possesses intellectual property relating to the 3D Systems and to the inventions the subject of the patent applications listed in the schedule ("the Patents") and that intellectual property together with each improvement addition or alteration thereto of any kind and all parts, attachments, accessories and related technology owned by the Company is hereinafter referred to as "the Technology".


B The Company carries on or proposes to carry on the Business in countries including Japan.


C. The Consultant has the ability to provide to the Company the Specified Services in Japan.

D. The Company wishes to engage the Consultant on the terms specified in this Agreement including provision by the Consultant of the services of KF.

NOW THIS DEED WITNESSETH as follows:

1.       INTERPRETATION

         1.1 In this Agreement unless a contrary intention appears or the context or subject matter otherwise requires:

              "writing" includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a visible form and "written" has a corresponding meaning.

         1.2 A reference in this Agreement to a party includes a reference to a party's successors and permitted assigns.

         1.3 Words and expressions denoting the singular number shall mean and include the plural and vice-versa. Any gender shall mean and include all genders.

         1.4 Words and expressions denoting individual persons shall mean and include companies and



                                       1.

              associations of persons whether or not incorporated.

         1.5 Headings shall not affect the construction or interpretation of this Agreement.

         1.6 Unless otherwise expressly shown, references in this Agreement to money are references to the currency of USA.

         1.7 Where a day appointed or specified by this Agreement for the payment of any money falls on a Saturday, Sunday or a day appointed as a bank holiday in Western Australia for the whole day, the day so appointed or specified shall be deemed to be the day preceding the day so appointed or specified which is not in turn a Saturday, Sunday or day so appointed as a holiday for the whole day.

         1.8 If for any reason any provision or part of any provision of this Agreement is unenforceable and cannot be construed so as to be enforceable the remaining provisions hereof or part of any provision shall nevertheless be carried into effect.

2.       APPOINTMENT OF CONSULTANT

         2.1 The Consultant's appointment under this Agreement shall be initially from 14th June 1999 until 13th June 2000 and shall be extended to such later date as the parties may subsequently agree ("the Term").


         2.1 The Company hereby appoints the Consultant to provide during the Term the services specified in clause 3 and the Consultant hereby accepts such appointment and agrees to provide those services during the Term.

         2.2 Nothing in this Agreement prevents the Company from engaging the services of other consultants, companies or employees to provide the same or similar services.

         2.3 PROVIDED THAT THE RELATIONSHIP BETWEEN THE CONSULTANT AND THE COMPANY OPERATES TO THEIR MUTUAL SATISFACTION DURING THE INITIAL PERIOD OF THE TERM AS SPECIFIED IN CLAUSE 2.1, IT IS THE INTENTION OF THE PARTIES TO AGREE TO EXTEND THE TERM TO

3.       SPECIFIED SERVICES

         3.1 The Consultant shall provide to the Company throughout the Term such of the Specified Services stipulated in the Schedule as the Company may from time to time direct.

         3.2 The Consultant shall make available to the Company throughout the Term the services of KF with respect to performance of the Specified Services.

4.       CONSULTANT RESPONSIBLE TO THE COMPANY REPRESENTATIVE

         4.1 Until otherwise notified in writing by the Company to the contrary, the Consultant will report to and take directions from the Company Representative who shall be the Managing Director of the Company or such person as the Managing Director may nominate from time to time.

         4.2 The Consultant shall consult with, and obtain directions from, the Company Representative prior to engaging in any activity comprised in the Specified Services.

         4.3 As and when required by the Company Representative, the Consultant shall provide a report to the Company Representative on the results of the activities undertaken by the Consultant.

                                       2.

5.       CONSULTANT TO BEHAVE DILIGENTLY

         5.1 The Consultant shall perform all of its obligations hereunder and conduct all operations in a good, professional, workmanlike and commercially reasonable manner with a standard of diligence, competence and care appropriate in the circumstances and the Consultant undertakes to ensure that all services performed by KF under this agreement are performed to the same standard.

         5.2 The Consultant and KF must not do, cause or allow any act or omission which shall or may cause the good name of the Company or the Dynamic Digital Depth group of companies or the Technology to be brought into disrepute.

6.       REMUNERATION OF CONSULTANT

         6.1 In consideration for carrying out the Specified Services the Consultant shall be remunerated during the Term as follows:

              Monthly RETAINER

              6.1.1 The Company shall pay the Consultant a fee of THREE THOUSAND
                    DOLLARS ($3,000.00) per calendar month with payment to be made within fourteen (14) days of the end of each month by electronic transfer into the following Bank account or such other account as the Consultant may nominate at any time:

                    ---------------------
                    ---------------------
                    ---------------------
                    ---------------------


              ADDITIONAL REMUNERATION

              6.1.2 Upon the Company achieving the receipt of ONE MILLION
                    DOLLARS ($1,000,000.00) in revenue from sales, licensing fees and royalties from contracts agreements and services provided in Japan, the Consultant will thereafter be entitled to receive the following commission ("the Commission") on cumulative revenues received by the Company in respect of the Japanese domestic market from the companies listed in the Schedule, as it may be amended from time to time, the Commission to be calculated on the net revenue received by the Company after deducting all discounts, foreign (i.e. non-Australian) taxes deducted, withheld, charged or chargeable, and all credits and rebates of any kind:


Revenue                                                 % Commission             Commission
                                                                       expressed in dollars


The first $1 million                                         Nil                        Nil

The next million to a total of $2 million                     5%                 $50,000.00

The next million to a total of $3 million                     4%                 $40,000.00

The next million to a total of $4 million                     3%                 $30,000.00

The next million to a total of $5 million                     2%                 $20,000.00

Each million above $5 million                                 1%                 $10,000.00



              6.1.3 The Commission will be calculated at the end of each quarter based on net revenue as described in 6.1.2 received by the Company in that quarter and will be payable within thirty
                    (30) days of the end of the quarter.

                                       3.

         CONSULTANTS COSTS

         6.2 The Company shall be responsible for costs incurred by the Consultant as specified in the Schedule for carrying out the Specified Services. All such costs must be specifically approved by the Company Representative prior to being incurred. The Company reserves the right to reject claims for costs incurred without prior approval of the Company Representative.

         6.3 The Consultant shall for each calendar month of the Term within fourteen (14) days of the end of that month submit an invoice for its approved costs in the format prescribed by the Company from time to time.

         6.4 In the event that the Company seeks clarification of perceived errors and/or omissions in relation to invoices submitted by the Consultant, the date of submission of the invoice shall be deemed to be the date upon which a satisfactory clarification is received by the Company. The Company shall act reasonably and in good faith in processing the Consultant's invoices.

         6.5 It is a condition precedent to the entitlement of the Consultant to the reimbursement of each such cost that the Consultant produce to the Company vouchers, receipts or other appropriate evidence of the incurring of the cost or expense.

7.       CONSULTANT'S EQUIPMENT AND PREMISES

         7.1 The Consultant shall provide at its own expense all such office, including telephone, facsimile and photocopying, facilities as are required in order to perform the Specified Services.

         7.2 The Consultant will maintain at its own expense an office in Tokyo or such other location in Japan as the Consultant deems fit, for the performance of the Specified Services by the Consultant.

8.       CONFIDENTIALITY AND INFORMATION

         8.1  CONFIDENTIALITY

              The Consultant and KF:

              8.1.1 shall not except as authorised by the Company, divulge to any person whatsoever, any confidential information of the Company including trade secrets, secret processes, dealings, information concerning the Technology, organisation, Business, finances, transactions or affairs of the Company which may come or have come to its or his knowledge at any time; and

              8.1.2 shall use its and his best endeavours to retain in complete secrecy all confidential information of the Company entrusted to it or him; and

              8.1.3 shall not use or attempt to use any such information in any manner contrary to that required by the performance of the Specified Services or which may injure, or cause loss either directly or indirectly to, the Company or be likely so to do.

8.2       INFORMATION

          The Consultant and KF hereby covenant and agree with the Company that:

              8.2.1 copyright in all things related to the Technology or
                    Business that may be or have been produced by or on behalf of the Consultant or KF prior to or since the commencement of the Term including without limitation information recorded

                                       4.

                    on computer disk or tape, audio or video tape or in writing, has vested in, or shall vest in as the case may be, and become the property of the Company immediately the thing is or was produced;

              8.2.2 ownership of any invention, technology, prototype or know-
                    how, (whether or not capable of being the subject of a patent or other registrable protection) relating directly or indirectly to the Technology, developed, conceived or acquired by any means whatsoever by or on behalf of the Consultant or KF prior to or since the commencement of the Term ("the Improvement"), has vested in, or shall vest in as the case may be, and become the property of the Company immediately the thing is or was produced alternatively to the extent to which at law such ownership is held to be vested in the Consultant, or KF, the Consultant and KF hereby grant to the Company a non-exclusive royalty-free, perpetual, irrevocable worldwide licence to use in the Business, including by way of sub-licensing, and to make, use, licence and sell products, processes and services derived from such Improvement; and

              8.2.3 the Consultant and KF will promptly disclose to the Company full details of any Improvement and will forthwith upon receiving a written notice from the Company execute all such deeds and documents and do all such other acts matters and things as may reasonably be required by the Company in order to document and vest in the Company (or as it may direct) the full benefit of the Company's right title and interest as owner, alternatively licensee, of the Improvement.

              8.2.4 the Consultant and KF will execute under hand or under seal and deliver all assignments, assurances, deeds and other documents and instruments necessary to give effect to the provisions of this clause and hereby irrevocably appoint the Company their attomey-in-fact, which appointment is coupled with an interest, to execute and file all such documents and instruments in their names.

              8.2.5 the Consultant and KF shall promptly notify the Company of any unauthorised use of the Technology or the confidential information of the Company of which they become aware and will take such steps at the Company's expense and as the Company may request to assist the Company to bring any infringement proceedings against a third party.

9.       OTHER ACTIVITIES OF CONSULTANT

         Nothing herein contained shall prevent or be deemed to prevent the Consultant and KF providing or agreeing to provide the same or similar services to any other person or entity as it and he herein agree to provide to the Company or prevent the carrying on of business in any way as a business consultant, or in any professional capacity PROVIDED HOWEVER that the Consultant and KF shall not during the Term provide any services whatsoever to any person or company that may reasonably be considered to be in competition with the Company or in any manner be considered to give rise to a conflict of interest for the Consultant or KF in relation to the provision of the Specified Services under this Agreement.

10.      TERMINATION BY COMPANY


         10.1 Notwithstanding the Term of appointment of the Consultant as herein provided, upon the occurrence of any of the following actions or events on the part of the Consultant or KF, the Company may terminate this Agreement at any time, without penalty and with immediate effect by giving written notice to the Consultant:

              10.1.1  breach of an essential term of this Agreement;

              10.1.2 failing to remedy the breach of a non-essential term of this Agreement within thirty (30) days of notification of the breach of the non-essential term;

                                       5.

              10.1.3 the Consultant or KF is guilty of any grave misconduct or wilful neglect in the discharge of the Specified Services;

              10.1.4  KF dies or becomes of unsound mind;

              10.1.5  KF commits an act of bankruptcy;

              10.1.6 the Consultant becomes insolvent or is placed into administration, receivership or liquidation or enters into an arrangement with its creditors;

              10.1.7  KF is convicted of an indictable offence;

              10.1.8 for a period of one (1) month or for a period aggregating one (1) month in any period of twelve (12) months KF is unable through accident, illness or other physical or mental incapacity to provide his services with respect to the Specified Services;

              10.1.9 the Consultant or KF attempts, or allows any other person to attempt, to disassemble, decompile, reverse engineer, derive source code for or produce in a humanly perceivable form the algorithms for any part of the Technology;

         10.2 no failure or delay on the part of the Company in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for such or any other or subsequent cause.

11.      TERMINATION BY CONSULTANT

         Notwithstanding the term of appointment of the Consultant as herein provided, the Consultant may terminate this Agreement at any time (without assigning any reasons therefore) and without penalty by giving one (1) month's written notice to the Company.

12.      UPON TERMINATION

         12.1 The Consultant shall within seven (7) days of the date of termination of this Agreement deliver up to the Company at the address of the registered office of the Company all books, papers, audio, video and computer tapes, computer discs and other documents of whatever sort in the possession or control of the Consultant or KF relating to the Business or the affairs of the Company including, without limitation, a list, which the Consultant must prepare, of all companies, persons or other entities with whom the Consultant has dealt pursuant to this agreement and specifying in detail the status of the account, negotiations or other dealings therewith.

         12.2 The Company shall within sixty (60) days of termination of this Agreement pay to the Consultant all Commission and costs reimbursement accrued but unpaid as at the date of termination.

         12.3 The Consultant shall immediately upon termination of this
              Agreement:

              12.3.1  cease all activity on behalf of the Company;

              12.3.2 cease to hold itself out as a representative of the Company or as being in any way connected with the Technology;

              12.3.3 cease to make any use whatsoever of any business name, trademark, form, system, slogan, spedal sign, mark, symbol or device owned by the Company or any Dynamic Digital Depth group company, and the Consultant hereby appoints the Company the lawful attorney of the Consultant to make, sign, execute and do all necessary documents, matters, acts and things pertaining to such cessation.

                                        6.

13.      ASSIGNMENT

         The Consultant may not assign its rights and obligations under this Agreement without the prior written consent of the Company. which consent may be withheld by the Company at its complete discretion.

14.      KF GUARANTEE AND INDEMNITY

         KF in consideration of the agreement by the Company to engage the Consultant in terms of this agreement does hereby unconditionally covenant with the Company as follows:

         14.1 he guarantees the performance by the Consultant of each obligation imposed upon the Consultant by this agreement; and

         14.2 he hereby indemnifies and shall keep indemnified the Company in respect of any loss or damage suffered as a consequence of default by the Consultant with respect to its obligations herein.

15.      CONSULTANT INDEMNITIES AND UNDERTAKINGS

         15.1 The Consultant hereby undertakes and agrees to indemnify the Company against any action, suit, claim or demand, cost or expense arising out of or referable to any damage, injury or loss caused by or resulting from any act, omission, fault, negligence or recklessness of the Consultant or his agents.

         15.2 Subject to the provisions of this Agreement, the Consultant shall not without the consent of the Company at any time make any representation that the Consultant has authority to represent or bind the Company.

16.      NO PARTNERSHIP, AGENCY OR EMPLOYMENT

         16.1 Nothing contained or implied in this Agreement is to be taken as creating or constituting a partnership, relationship of principal and agent or relationship of employer and employee between the parties.

         16.2 Neither the Consultant nor KF shall act, represent or hold itself out as having authority to act as the agent of the Company or in any way commit the Company to any obligation without the express prior written consent of the Company.

17.      PROPER LAW

         This Agreement shall be governed by and construed according to the laws of Western Australia and the parties hereby submit to the jurisdiction of each court in Western Australia having jurisdiction to entertain claims arising hereunder.

18.      ARBITRATION

         Any dispute in respect of the interpretation of this Agreement or any part thereof or in respect of any matter or thing done or omitted to be done hereunder or otherwise arising out of or in connection with this Agreement or its performance, shall be referred to arbitration by an independent Queens Counsel for the State of Western Australia practising in the area of commercial litigation as agreed by the parties, or in default of agreement appointed by the President for the time being of the Law Society of Western Australia. The parties agree pursuant to Section 20(1) of the Commercial Arbitration Act 1985 ("the Act") that they may be represented by a legal practitioner at any such arbitration. The arbitration shall be conducted in accordance with the Act. It shall be a condition precedent to the commencement of any litigation in respect of any matter hereby required to be referred to arbitration that it has been so referred and the award of the arbitrator delivered.

                                       7.

19.      VARIATION

         This Agreement shall not be changed or modified in any way except in writing executed by each of the Company, the Consultant and KF.

20.      NOTICES

         Any notice, offer, request, payment or demand required or permitted to be given under the Agreement shall be in writing and shall be deemed sufficiently served if delivered in person or by telex or telegraph or facsimile or sent by security postage prepaid (and air mail if sent from outside the country of the addressee) and addressed in the case of the parties to their addresses aforesaid or to such other address as a party shall have specified in a written notice given to the other party. Notices given or payments made by security post as aforesaid shall be deemed to have been given or made three (3) days after posting and in the case of telex or telegraph or facsimile will be deemed to have been given or made on the next business day in Western Australia following the day of transmission. A notice, offer, request or demand may be signed by a director, secretary, manager of or solicitor for a party giving notice.

21.      COSTS

         All costs incidental to the preparation and stamping of this Agreement shall be paid by the Company.

22. Clauses 8, 12, 14 and 15 shall continue to apply after the expiry of the Term and any extensions thereto, and after termination of this Agreement, without limit in point of time.

23.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements or understandings, written or oral, express or implied, between the parties hereto concerning and relating to any and all of the subjects and contents hereoL

DULY EXECUTED as a Deed on the date first hereinbefore appearing.


                                       8.

THE COMMON SEAL of                  )
DYNAMIC DIGITAL DEPTH               )
AUSTRALIA PTY LTD )                               [SEAL]
(ACN 060 154 949)                   )
was hereunto affixed                )
by authority of the Directors       )
in the presence of:                 )


Director: /s/ [Illegible]

Secretary: /s/ [Illegible]


[GRAPHIC OMITTED]


SIGNED by /s/ Koji Fukuhara                              /s/ Koji Fukuhara
         -----------------------------      )
as the duly appointed representative of     )
AiCube Co LTD                       )                    /s/ Hiroshi Itsuki
in the presence of:                 )

Wittness: /s/ Hiroshi Itsuki


Address: 2-12-11 Minato Chuo-len
         Tokyo, Japan


Occupation: Director, AiCube


SIGNED BY                           )                    /s/ Koji Fukuhara
KOJI FUKUHARA                       )
in the presence of:       )                              /s/ Hiroshi Itsuki


Wittness: /s/ Hiroshi Itsuki

Address: 2-12-11 Minato Chuo-len
         Tokyo, Japan

Occupation: Director, AiCube

                                       9.

                                  THE SCHEDULE
SPECIFIED SERVICES
-        Account management with respect to the companies listed below

- Business development and planning with respect to Japanese domestic market

- Technical support with respect to the activities of the Company in Japan

- Public relations activities with respect to the Japanese domestic market

THE COMPANIES

-        Imagica Corporation- Japan

-        Tomen Corporation

-        Tomen Electronics Corporation

-        I- O Data

GENERAL COSTS

(a)      Economy Class air travel.

(b)      Accommodation (including breakfast).

(c)      Communication costs.

The Patents

APPLICATION          INVENTION NAME                       STATUS                  PRIORITY
NUMBERS                                                                           DATE


PCT WO 94/25899      3D Stereoscopic Display Unit         Registered- USA         4 May 1993
                                                          Registered- Australia
                                                          - Singapore

PCT/AU95/00843       Head Tracking Unit                   Pending PCT             13 Dec 1994

PCT/AU97/00353       Video Display System                 Pending PCT             4 June 1996
                     (Multiviewer)

PCT/AU96/O0820       Dynamic Depth Cueing (DDC) 2D        Pending PCT             22 Dec 1995
US 102,247           to 3D Conversion- Offline- 3D
                     Camera- 2D Compatible 3D
                     Transmission)

PCT/AU98/00716       Image Processing Method &            Pending PCT             2 Sept 1997
                     Apparatus (2D to 3D Conversion
                     Realtime) (DDC Layers)

PCT/AU98/01005       DDC/2                                PendingPCT              2 Dec 1997
                     Improvements to
                     PCT/AU96/00820
                     Improvements to
                     PCT/AU98/00716

PCT/AU98/00969       Eye Tracking Apparatus               Pending PET             21 Nov 1997

PCT/AU/00028         Method & Apparatus for               Pending PCT             22 Jan 1997
                     Producing Stereoscopic Images (3D
                     Glasses)

PP7275               Teleconferencing System              Provisional             Dec 1998




                                       10.